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Exhibit 2.17

FIRST AMENDMENT
TO
SHARE PURCHASE AND SUBSCRIPTION AGREEMENT

        This First Amendment (this "Amendment") dated as of April 12, 2002 to the Share Purchase and Subscription Agreement (the "Share Purchase Agreement") dated as of March 23, 2002 by and among Ticketmaster, a Delaware corporation ("Parent"), Elicia Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), Soulmates Technology Pty Ltd, a New South Wales, Australia corporation (the "Australian Company"), the shareholders of the Australian Company (the "Company Shareholders"), Soulmates International, Inc., a Delaware corporation (the "U.S. Company"), the shareholders of the U.S. Company (the "U.S. Shareholders"), Soulmates (NZ) Limited, a New Zealand corporation (the "N.Z. Company") and the shareholders of the N.Z. Company (the "N.Z. Shareholders"), is entered into by and among Parent, Purchaser, the Australian Company, the Company Shareholders, the U.S. Company, the U.S. Shareholders, the N.Z. Company and the N.Z. Shareholders.

RECITALS

        WHEREAS, Parent, Purchaser, the Australian Company, the Company Shareholders, the U.S. Company, the U.S. Shareholders, the N.Z. Company and the N.Z. Shareholders have heretofore entered into the Share Purchase Agreement, which provides, among other things, for (i) the Purchaser's subscription for the Subscription Shares and the cancellation of the Ordinary Shares of the Australian Company procured by the Company Shareholders in consideration for the payment of the Subscription Price and the Aggregate Company Consideration, (ii) the purchase by the Purchaser of the U.S. Shares from the U.S. Shareholders and (iii) the purchase by the Purchaser of the N.Z. Shares from the N.Z. Shareholders. All capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Share Purchase Agreement; and

        WHEREAS, Parent, Purchaser, the Australian Company, the Company Shareholders, the U.S. Company, the U.S. Shareholders, the N.Z. Company and the N.Z. Shareholders desire to enter into this Amendment to amend certain provisions of the Share Purchase Agreement.

AGREEMENT

        NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and marketable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

          1.    Status of the Share Purchase Agreement.    Except as specifically set forth herein, the Share Purchase Agreement and each of the exhibits thereto shall remain in full force and effect and shall not be waived, modified, superseded or otherwise affected by this Amendment. This Amendment is not to be construed as a release, waiver or modification of any of the terms, conditions, representations, warranties, covenants, rights or remedies set forth in the Share Purchase Agreement, except as specifically set forth herein.

          2.    Amendments to the Share Purchase Agreement.

            (a)    Section 1.1.    The following definition is hereby added to the definitions in Section 1.1 of the Share Purchase Agreement:

              "Share Price" means the average of the closing price of the Parent Shares on the NASDAQ National Market for the seven day trading period ending on the second trading day prior to the prior to the determination of the Final Net Cash Estimate, as reported in the Western Edition of The Wall Street Journal.

    The following definition is hereby deleted from the definitions in Section 1.1 of the Share Purchase Agreement:

              "Closing Debt" means all outstanding long-term Debt of the Companies as of the Closing Date, as reflected on the Net Cash Estimate.

            (b)    Section 1.2.    The following definitions are hereby added to the list of additional defined terms in Section 1.2 of the Share Purchase Agreement:

Term	Section
Accounting Firm	Section 2.7	(a)
Cash Payment Balance	Section 2.7	(b)
Delivered Shares	Section 2.7	(c)
Final Net Cash Estimate	Section 2.7	(a)
KPMG	Section 2.7	(a)
Negative Balance	Section 2.7	(c)
Notice of Disagreement	Section 2.7	(a)
Positive Balance	Section 2.7	(b)
Returned Shares	Section 2.7	(c)

            (c)    Section 2.7.    Section 2.7 of the Share Purchase Agreement is hereby deleted in its entirety and replaced with the following:

              2.7.    Net Cash.

                (a)  Purchaser, at its own expense, shall hire KPMG ("KPMG") to prepare and deliver to Purchaser and the Founding Shareholders within 30 days of the Closing a calculation of the Net Cash of the Companies as of the Closing Date (the "Net Cash Estimate"). For purposes of preparing the Net Cash Estimate, KPMG shall have access to the records of the Companies relevant to the preparation of the Net Cash Estimate, and Purchaser shall make the appropriate personnel reasonably available to and shall respond to appropriate inquiries from the KPMG. During the 30 days immediately following the receipt by Purchaser and the Founding Shareholders of the Net Cash Estimate, both Purchaser and the Founding Shareholders shall be entitled to review the Net Cash Estimate, together with the working papers of KPMG used in the preparation of the Net Cash Estimate, and Purchaser shall provide the Founding Shareholders reasonable access to the personnel, properties and records of the Australian Company for such purpose. The Net Cash Estimate shall become final and binding upon the parties (the "Final Net Cash Estimate") on the thirtieth day following delivery thereof unless Purchaser gives written notice to the Founding Shareholders or the Founding Shareholders give notice to Purchaser of their disagreement with the method of presentation thereof or with the determination of any amount thereon (a "Notice of Disagreement") prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a timely Notice of Disagreement is received by either Purchaser or the Founding Shareholders with respect to the Net Cash Estimate, then such Net Cash Estimate (as revised in accordance with clause (x) or (y) below), shall become the Final Net Cash Estimate on the earlier of (x) the date the parties resolve in writing any differences they have with respect to any matter specified in a Notice of Disagreement or (y) the date any matters properly in dispute are finally resolved in writing by the Accounting Firm (as defined below). During the 30 days immediately following the delivery of any Notice of Disagreement, Purchaser and the Founding Shareholders shall seek in good faith to resolve in writing any matters specified in such Notice of Disagreement. During such period and during any subsequent period of arbitration by the Accounting Firm, Purchaser shall have access to the working papers of the Founding Shareholders relating to the Notice of Disagreement and to the Founding Shareholders' records relating to the Australian Company, and the Founding Shareholders shall have access to Purchaser's working papers relating to the Notice of Disagreement and to Purchaser's records relating to the Australian Company. At the end of such 30-day period (or such longer period on which Purchaser and the Founding Shareholders may from time to time agree in writing), Purchaser and the Founding Shareholders shall submit to an independent accounting firm (the "Accounting Firm") for review and resolution any and all matters that remain in dispute and which were properly included in any Notice of Disagreement, and the Accounting Firm shall reach a final, binding resolution of all matters which remain in dispute. The Net Cash Estimate, adjusted in accordance with the parties' mutual written agreement, and with such adjustments necessary to reflect the Accounting Firm's resolution of any matters in dispute, shall become the Final Net Cash Estimate on the date the Accounting Firm delivers its final resolution to the parties. The Accounting Firm shall be a nationally-recognized independent accounting firm, other than KPMG, mutually agreed upon by the parties hereto in writing, provided that in the event that the parties are unable to agree on such a firm, they shall each select an accounting firm and those two accounting firms shall select a third accounting firm which has no present or past experience with either party and such accounting firm shall be the Accounting Firm. The cost of any arbitration (including the fees and expenses of the Accounting Firm) pursuant to this Section 2.7 shall be borne 50% by Purchaser and 50% by the Founding Shareholders.

                (b)  If the Final Net Cash Estimate is greater than $50,000, then such amount in excess of $50,000 shall be the "Positive Balance". If the Final Net Cash Estimate results in a Positive Balance, then Purchaser shall issue to the Company Shareholders the number of Parent Shares obtained by dividing the Positive Balance by the Share Price. In lieu of delivering the Positive Balance in the form of Parent Shares, Purchaser may, in its sole discretion, elect to pay all or any portion of the Positive Balance in cash. If Purchaser elects to pay any portion of the Positive Balance in cash (such amount being the "Cash Balance Payment"), Purchaser will deliver to the Company Shareholders (1) an amount in cash in immediately available funds equal to the Cash Balance Payment plus (2) the balance of the Positive Balance, if any, in a number of Parent Shares obtained by dividing (i) the difference between the Positive Balance and the Cash Balance Payment by (ii) the Share Price. Any cash or Parent Shares delivered to the Company Shareholders in accordance with this Section 2.7(b) shall be allocated to each Company Shareholder in accordance with his, her or its respective Company Percentage Interest.

                (c)  If the Final Net Cash Estimate is equal to or greater than $0 and less than or equal to $50,000, then no consequences shall flow. If the Final Net Cash Estimate is less than $0, then the amount by which it is less than $0, such amount being expressed as a positive number, shall be the "Negative Balance". If the Final Net Cash Estimate results in a Negative Balance, then the Founding Shareholders shall deliver to Purchaser the number of Parent Shares obtained by dividing the Negative Balance by the Share Price (the "Returned Shares"). The Returned Shares may, at the option of the Founding Shareholders, come from the Escrow Amount, even if, at the relevant time, the Founding Shareholders otherwise hold Parent Shares. Parent shall cause the share certificates delivered by the Founding Shareholders to be cancelled and if necessary will issue new share certificates representing the difference between the number of shares represented by the share certificates delivered by the Founding Shareholders pursuant to this Section 2.7(c) and the Returned Shares. If the Founding Shareholders do not own a sufficient number of Parent Shares such that the number of Parent Shares owned by the Founding Shareholders multiplied by the Share Price is at least equal the Negative Balance, then the Founding Shareholders shall deliver to the Purchaser (1) the number of Parent Shares owned by the Founding Shareholders (the "Delivered Shares") and (2) an amount in cash in immediately available funds equal to the difference between the (i) Negative Balance and the (ii) the Delivered Shares multiplied by the Share Price. Each Founding Shareholder shall be responsible for that percentage of the Negative Balance equal to his Indemnification Percentage.

            (d)    Section 4.11.    Section 4.11 of the Share Purchase Agreement is hereby deleted in its entirety and replaced with the following:

              Section 4.11.    Liabilities.

                (a)  Except as disclosed in the unaudited financial statements for the six-month period ended December 31, 2001 (or notes thereto), (i) none of the Companies has incurred any Liabilities of any nature, except (A) Liabilities which (1) are accrued or reserved against in such financial statements or reflected in the respective notes thereto or (2) were incurred after December 31, 2001 in the Ordinary Course of Business and consistent with past practices, (B) Liabilities that have been discharged or paid in full prior to the date hereof, or (C) Liabilities that are of a nature not required to be reflected in the consolidated financial statements of the Companies prepared in accordance with GAAP consistently applied; and (ii) there is no Liability for Taxes (as defined below) on the profits of any of the Companies.

                (b)  None of the Companies have any long-term Debt outstanding.

            (e)    Section 10.2.    The following notice address for the Founding Shareholders shall be added to the addresses provided in Section 10.2.

      If to the Founding Shareholders:

        Daniel Haigh
        Unit 304, 5 Cavy Street
        Drummoyne, New South Wales 2047 Australia
        Telephone: 011-61-2-9819-6248
        Fax: 011-61-2-9819-6248
        Email:         daniel_haigh@hotmail.com
                          martin_haynes@hotmail.com

            (e)    Section 10.12.    Section 10.12 of the Share Purchase Agreement is hereby deleted in its entirety and replaced with the following:

              Section 10.12.    Expenses.    Except as specifically provided in this Agreement, (a) Parent and Purchaser will pay their own fees and expenses incident to this Agreement and the transactions contemplated hereby, including legal and accounting fees, investment banking fees, fees and points to any lender, consulting fees and related disbursements in connection with any of the foregoing ("Transaction Fees") and (b) (i) up to $20,000 of the aggregate Transaction Fees of the Companies and the Shareholders will be paid by the Australian Company and (ii) the aggregate Transaction Fees of the Companies and the Shareholders in excess of $20,000 will be paid by the Founding Shareholders.

          3.    Revised Schedules.    Schedules 2.8, 4.8, 4.17 and 6.10 attached hereto hereby replace and supercede any of Schedules 2.8, 4.8, 4.17 and 6.10 previously delivered on March 23, 2002.

          4.    Representations and Warranties.    Each of Companies, the Shareholders, Parent and Purchaser represents and warrants that its execution, delivery and performance of this Amendment has been duly authorized by all necessary corporate action and this Amendment is a legal, valid and binding obligation of such party, enforceable against each party in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally and except insofar as the availability of equitable remedies may be limited by Applicable Law.

          5.    Choice of Law.    This Amendment shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware, as applied to agreements among Delaware residents entered into and wholly to be performed within Delaware (without reference to any choice of law rules that would require the application of the laws of any other jurisdiction).

          6.    Counterparts.    This Amendment may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment or caused this Amendment to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

TICKETMASTER, a Delaware corporation
By:	/s/ JOHN PLEASANTS
	Name:	John Pleasants
	Title:	Chief Executive Officer and President
ELICIA ACQUISITION CORP., a Delaware corporation
By:	/s/ JOHN PLEASANTS
	Name:	John Pleasants
	Title:	Chief Exective Officer
SOULMATES TECHNOLOGY PTY LTD, a New South Wales corporation
By:	/s/ MARTIN DAVID HAYNES
	Name:	Martin David Haynes
	Title:	Joint Managing Director

SOULMATES INTERNATIONAL, INC., a Delaware corporation
By:	/s/ MARTIN DAVID HAYNES
	Name:	Martin David Haynes
	Title:	Joint Managing Director
COMPANY SHAREHOLDERS:
/s/ MARTIN HAYNES Martin Haynes
/s/ DANIEL HAIGH Daniel Haigh
/s/ JEAN GAMBLE Jean Gamble
/s/ G.K. MORGAN (director) /s/ G. BRAND (director) Morgan & Banks Investments Pty Ltd
/s/ NICK MCNAUGHTON Nick McNaughton
/s/ JOHN HAIGH John Haigh
/s/ JANETTE BLAINEY Janette Blainey
/s/ JOHN HUYSHE GREAVES John Huyshe Greaves
/s/ BRENT PEARSON Brent Pearson

/s/ [ILLEGIBLE] (Director) Interfine Investments Pty Ltd
/s/ MAUREEN REID Maureen Leslie Reid
U.S. COMPANY SHAREHOLDER:
/s/ MARTIN HAYNES Martin Haynes
N.Z. COMPANY SHAREHOLDERS:
/s/ MARTIN HAYNES Martin Haynes
/s/ DANIEL HAIGH Daniel Haigh

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  Exhibit 2.17